Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of XChange TEC.INC (formerly known as “FLJ Group Limited”) on Form F-3 (File No. 333-258187) of our report dated January 22, 2025, with respect to our audits of the consolidated financial statements of XChange TEC.INC, appearing in this Annual Report on Form 20-F. Our report includes an explanatory paragraph as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Onestop Assurance PAC

Singapore

January 22, 2025